EX-99.1

Corgi International Limited Closes Merger With Master Replicas Inc.

HONG KONG--(BUSINESS WIRE)--Corgi International Limited (Nasdaq GM: CRGID) today announced that the merger with Master Replicas Inc. has closed. Michael Cookson and Jennifer Klatt of Master Replicas Inc. have been named CEO and CFO, respectively, of Corgi.

Cookson commented, "The new Corgi combines three high quality brand names (Corgi Classics, Master Replicas, and Cards Inc.) into a single entity that expands the depth of its licenses, its collectible categories and its range of products."

The new Corgi now holds licenses for many of the highest grossing film franchises of all time including Batman, Disney Classics, Harry Potter, James Bond, Lord of the Rings, Pirates of the Caribbean, Star Trek, Star Wars, Superman, and others.

The company will be developing unique, collectible products under three brands. New products will begin arriving at retail in the spring of 2007 for Harry Potter, Pirates of the Caribbean, Star Wars 30th Anniversary, and Transformers and in the fall of 2007, for The Golden Compass.

Corgi Classics will focus on collectible die cast vehicles and figurines, Master Replicas will continue to develop and produce movie prop replicas and high end collectibles, and a third brand will develop licensed products for the gift and toy channels.

For more information, please visit www.Corgi-International.com, www.MasterReplicas.com and www.CardsInc.com.

About Corgi International

Corgi International develops and markets a wide variety of both licensed and unlicensed collectible products -- ranging from high end prop replicas to toys and gifts. The company holds licenses for many of the top film franchises of all time, including Batman, Disney Classics, Harry Potter, James Bond, Lord of the Rings, Pirates of the Caribbean, Star Trek, Star Wars, Superman, and others. The company is headquartered in Hong Kong, with offices in Walnut Creek, CA, Chicago, IL, and the United Kingdom.

Caution Regarding Forward-Looking Statements

Certain statements in this release are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, in addition to those discussed above and without limitation, changes in market demand for Corgi International products, changes in economic conditions, dependence on certain customers and other risks described in the company's annual report on Form 20-F for the fiscal year ended March 31, 2006. The company undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances.

Contact:
The BlueShirt Group
Peter Ausnit, 415-217-5863 (Investor Relations)
Peter@BlueShirtGroup.com